Exhibit (a)(5)(ci)

For Immediate Release

Contact:	Jennifer Glass
Oracle Corp.
(650) 633-6192
jennifer.glass@oracle.com

ORACLE COMMENTS ON PEOPLESOFT BOARD’S REJECTION OF ORACLE OFFER

REDWOOD SHORES, Calif., February 9, 2004 — Oracle Corporation (NASDAQ: ORCL) issued the following statement today:

“Given PeopleSoft’s uncertain future as a stand-alone company and the fact that, for the first quarter, PeopleSoft guided analysts below the consensus estimates, Oracle believes that its offer is full and generous,” said Jim Finn, Oracle spokesman. “Since PeopleSoft’s current directors persist in their refusal even to discuss the offer with Oracle, PeopleSoft stockholders can act in their own best interests by tendering their shares and voting to elect the slate of five independent directors to the PeopleSoft board. PeopleSoft stockholders are urged to review carefully Oracle’s forthcoming Proxy Statement.”

Trademarks

Oracle is a registered trademark of Oracle Corporation and/or its affiliates.

Important Notice

Oracle Corporation and its nominees to the Oracle board will be soliciting proxies for use at the 2004 Annual Meeting, or at any adjournment or postponement thereof, to vote in favor of the Oracle Nominees identified in this Notice and to vote on any other matters that shall be voted upon at the 2004 Annual Meeting. Oracle will be filing a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with this solicitation of proxies for the 2004 Annual Meeting (the “Proxy Statement”). Promptly after filing a definitive Proxy Statement with the SEC, Oracle will mail the Proxy Statement and a BLUE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. Oracle has engaged MacKenzie Partners Inc. (“MacKenzie”) to assist it in the solicitation of proxies from PeopleSoft stockholders. Oracle has agreed to pay customary compensation to MacKenzie for such services. In addition, Oracle has agreed to reimburse MacKenzie for its reasonable out-of-pocket expenses and to indemnify them and certain related persons against certain liabilities relating to or arising out of the engagement. In its role as financial advisor to Oracle, Credit Suisse First Boston LLC (“CSFB”) may also assist in the solicitation of proxies from PeopleSoft stockholders. CSFB will not receive any fees for or in connection with its solicitation activities, other than the fees due CSFB for its services as financial advisor to Oracle and as Dealer Manager in connection with Oracle’s tender offer. In addition, directors, officers and employees of Oracle may solicit proxies although no additional compensation will be paid to directors, officers or employees for such services.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on July 24, 2003 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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